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                                                                   Exhibit 99.02
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         ONI Systems Files Registrations Statements for Public Offerings


SAN JOSE, Calif - September 28, 2000 - ONI Systems(TM) Corp. (NASDAQ: ONIS) today filed two registration statements with the Securities and Exchange
Commission: a registration statement providing for an underwritten public offering of 8,000,000 shares of Common Stock of which 5,026,914 shares are being offered by ONI and 2,973,086 shares are being offered by certain stockholders of ONI and a registration statement for an underwritten public offering of $250 million of Convertible Subordinated Notes due in 2005. The offering of common stock is being managed by Goldman, Sachs & Co., Credit Suisse First Boston, Banc of America Securities LLC, Chase H&Q and Robertson Stephens. The offering of the notes is being managed by Goldman, Sachs & Co., Credit Suisse First Boston, Chase H&Q and Robertson Stephens. When available, a copy of the prospectuses relating to the offerings may be obtained from Goldman, Sachs & Co., 32 Old Slip, 21st Floor, New York, NY 10005.

ONI develops, markets and sells all-optical networking equipment specifically designed to address bandwidth and service limitations of regional and metropolitan networks. ONI's products include the ONLINE9000(TM) and the ONLINE7000(TM) optical transport platforms. These products incorporate OPTX(TM) , an operating system for wavelength and service management in optical networks, and OLMP(TM) , an optical link management protocol suite for internetworking between the optical transport and data or voice switching layers of the network.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statements become effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.